EXECUTION VERSION

LETTER AGREEMENT
This Letter Agreement (“Agreement”) is made and entered into as of June 10, 2025 (“Eﬀective Date”) by and among Evergreen Residential Management, LLC, a Delaware limited liability company (“Manager”), Evergreen Development Services, LLC, a Delaware limited liability company (“Service Provider”) and VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (“VineBrook”, and, together with Manager and Service Provider, each individually, a “Party” and, collectively, the “Parties”). Capitalized terms used in this Agreement and not deﬁned herein shall, except as otherwise noted, have the meanings assigned to such terms in the Property Management Agreement (as deﬁned below).
WHEREAS, certain aﬃliates of VineBrook (individually or collectively, each, an “Owner”) have engaged, or will engage, Manager or an aﬃliate of Manager, pursuant to certain property management agreements (individually or collectively, as the same may be, in accordance with the terms thereof, amended, amended and restated, modiﬁed or supplemented from time to time, each, a “Property Management Agreement”) with respect to providing property management services to certain properties owned by such Owner;
WHEREAS, Vinebrook has engaged, or will engage, Service Provider pursuant that certain development services agreement (as the same may be , in accordance with the terms thereof, amended, amended and restated, modiﬁed or supplemented from time to time, the “Development Services Agreement”) with respect to providing certain acquisition and project administration services to certain properties owned indirectly by Vinebrook;
WHEREAS, Owner has engaged, or will engage, Evergreen Asset Management, LLC, a Delaware limited liability company (“Asset Manager”), to perform certain asset management services pursuant to certain asset management agreements (individually or collectively, as the same may be, in accordance with the terms thereof, amended, amended and restated, modiﬁed or supplemented from time to time, each, an “Asset Management Agreement”); and
WHEREAS, the Parties desire to enter into this Agreement in order to clarify certain understandings between Owner, Manager and Service Provider.
NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Definitions.
a.“At Will Termination Fee” shall mean, (i) in the event that the termination is effective prior to the date which is the twenty-first (21st) month anniversary of the date that the final Legacy Property became subject to a Property Management Agreement (the “PMA Effective Date”): an amount equal to the product of (a) the Management Compensation paid to Manager in the month immediately preceding termination of the applicable Property Management Agreement, divided by thirty (30), multiplied by (b) the positive difference between Seven Hundred Twenty (720) and the number of days elapsed since the PMA Effective Date or (ii) in the event that the termination is effective following the twenty-first (21st) month anniversary of the PMA Effective Date: an amount equal to the sum of Two-Hundred Fifty Dollars ($250.00) per Property then covered by the relevant Property Management Agreement plus the product of (a) the Management Compensation paid to Manager in the month immediately preceding termination of the Property Management Agreement, divided by thirty (30), and multiplied by (b) ninety (90).
b.“CoC Transfer” shall mean any transfer to a bona fide third party of the ownership of all or substantially all of the Properties (as defined in the Property Management Agreement), whether through a sale of one or more individual Properties or a sale of all or substantially all of the direct or indirect equity interests in Owner or Owner’s subsidiaries, whether in one transaction, or a series of related transactions.
c.“Legacy Properties” shall mean those certain properties which are, as of the date hereof, owned directly or indirectly by an Owner, but not subject to a Property Management Agreement, as further identified on the Legacy Property Schedule.
d.“Legacy Property Schedule” shall mean the schedule attached hereto as Exhibit A, as the same may be updated in accordance with the terms hereof, identifying each Legacy Property, and further identifying (i) the current Owner of such Legacy Property, (ii) the anticipated date or range of dates such Legacy Property will be submitted by Owner to be included in a Property Management Agreement (the “Submission Date”) and (iii) the existing or new Property Management Agreement such Legacy Property is anticipated to be submitted to.
e.“Measurement Period” shall mean each consecutive twelve (12) month period within the first thirty-six (36) months after the Effective Date of the Development Services Agreement.
f.“Measurement Period Service Fee” shall mean a fee, for any applicable Measurement Period, equal to two percent (2%) of the positive difference between the Minimum Spend Amount in the applicable Measurement Period and the Total Acquisition Spend during the applicable Measurement Period.
g.“Runoff Date” shall mean the forty-second (42nd) month following the Effective Date of the Development Services Agreement.
h.“Transition Consideration” shall mean (x) an amount equal to $3,500,000 (the “Transition Fee”), and (y) $5,000,000 worth of operating partner units in VineBrook (the “Transition Shares”).
2.At Will Termination Fee. The Parties agree that the Owner, under Section 5(b)(v) of any Property Management Agreement, may terminate the Property Management Agreement, for any reason or no reason, as long as Owner provides no less than ninety (90) days advance notice of the termination (other than a termination in connection with a CoC Transfer which shall require no less than thirty (30) days advance notice) and pays the applicable At Will Termination Fee on or before the termination date. Notwithstanding anything to the contrary

2

contained herein, the At Will Termination Fee shall not be owed, in full or in part, if (a) the termination occurs in conjunction with the sale (in a transaction handled by Asset Manager or any of its affiliates under

3

an Asset Management Agreement) of all, or substantially all, of the properties qualifying as “Properties” under the relevant Property Management Agreement and Asset Manager (or an entity designated by Asset Manager) has received the Disposition Fee (as defined in the Asset Management Agreement) in connection with such sale or (b) at the time of the termination, there are no properties qualifying as “Properties” as defined under the relevant Property Management Agreement.
3.Legacy Properties. As long as the relevant Property Management Agreement is in force an effect, VineBrook shall use good faith efforts to cause the applicable Owner to submit Legacy Properties to be included in a Property Management Agreement in accordance with the Legacy Property Schedule and the terms and conditions of the applicable Property Management Agreement. The Parties acknowledge and agree that the initial Legacy Property Schedule attached hereto represents the Parties’ good faith estimate of the Submission Dates and other information contained therein, and accordingly, the same may be updated from time to time upon the mutual written consent of the Parties (which may be via email), such consent not to be unreasonably withheld, conditioned or delayed. Promptly following any update to the Legacy Property Schedule, the Parties shall execute a written amendment hereto replacing Exhibit A with such updated Legacy Property Schedule. In the event that any Property included in a Property Management Agreement is not directly owned by the applicable Owner counterparty thereto, VineBrook acknowledges and agrees that any action, waiver, consent or approval made by such Owner under the Property Management Agreement, shall be deemed to be made by any subsidiary of such Owner who directly owns such Property (each, a “Subsidiary”) and Manager can conclusively rely on same without any further need to obtain any such action, waiver, consent or approval from any Subsidiary or any owner, affiliate, director, member, partner, manager or shareholder of such Subsidiary. To the extent reasonably requested by Manager, Owner shall cause such Subsidiary to execute a Power of Attorney, in the form of the Power of Attorney that is an exhibit to the relevant Property Management Agreement, to evidence Manager’s right to perform the Services under the Property Management Agreement.
4.Transition Consideration. VineBrook shall deliver the Transition Consideration to Manager in the following manner:
(1)On the date the first property becomes a Property under any Property Management Agreement, fifty percent (50%) of the Transition Fee shall be delivered to an account designated by Manager, and the remaining fifty percent (50%) shall be delivered to an account designated by Manager within forty-five (45) days of the payment of the first fifty percent (50%).
Any portion of the Transition Fee delivered to Manager shall be non-refundable; and
(2)subject to compliance with applicable securities laws and execution and delivery by Manager of a subscription agreement containing customary representations and other customary documents reasonably requested by VineBrook on the Issuance Date, issue in book- entry form the Transition Shares to Manager upon the earlier to occur of (x) December 31, 2025 or (y) the date that all Legacy Properties are transitioned to management under a Property Management Agreement (the earlier of such dates the “Issuance Date”).

4

5.DSA Service Fee.    In this Section 5, all capitalized terms not deﬁned in this
Agreement shall, except as otherwise noted, have the meanings assigned to such terms in the

5

Development Services Agreement. Service Provider shall be entitled to a Measurement Period Service Fee for any Measurement Period in which (i) Service Provider presents VineBrook with Investment Memos for Target Properties (as such terms are defined in the Development Services Agreement) similar in type and quality to those properties listed on Schedule 7(K) of the Development Services Agreement and with an aggregate fair market value of at least Six Hundred Million Dollars ($600,000,000) (the “Minimum Presentation Amount”), and (ii) Owner (directly or through one or more of its subsidiaries on an aggregated basis) fails to acquire Acquired Properties (as defined in the Development Services Agreement) with an aggregate purchase price (including all forms of consideration paid to the applicable seller for such Acquired Properties, whether cash, equity, assumed debt, or other measures of value) (collectively “Total Acquisition Spend”) of at least the lesser of (1) Two-Hundred Fifty Million Dollars ($250,000,000) and (2) forty-one and seven tenths percent (41.7%) of the aggregate fair value of the Target Properties (as defined in the Development Services Agreement) presented by Service Provider during the relevant Measurement Period (the lesser of (1) and (2) the “Minimum Spend Amount”). If VineBrook (directly or through one or more of its subsidiaries on an aggregated basis), in any Measurement Period, has a Total Acquisition Spend over the Minimum Spend Amount (the “Additional Amount”) such Additional Amount may be used to satisfy the Minimum Spend Amount for any subsequent Measurement Period. If, by the Runoff Date, (x) Service Provider has presented VineBrook with Investment Memos for Target Properties similar in type and quality to those properties listed on Schedule 7(K) of the Development Services Agreement and with an aggregate fair market value of at least One Billion Eight Hundred Million Dollars ($1,800,000,000) and (y) VineBrook has failed to acquire (directly or through one or more of its subsidiaries on an aggregated basis) Acquired Properties with an aggregate Total Acquisition Spend equal to at least One Billion Two Hundred Million Dollars ($1,200,000,000) (“Threshold Amount”), then Service Provider shall be entitled to a fee (the “Runoff Date Service Fee”) equal to one percent (1%) of the positive difference between the Threshold Amount and the greater of
(a) the aggregate Total Acquisition Spend through the Runoff Date and (b) $750,000,000.00. VineBrook shall pay any required Measurement Period Service Fee or Runoff Date Service Fee within thirty (30) calendar days written demand by Service Provider. Service Provider’s right to any Measurement Period Service Fee or Runoff Date Service Fee shall terminate at the effective date of the termination of the Development Services Agreement such that any fees owed under the Development Services Agreement after the termination date shall not be earned by Service Provider or due or owing from Owner.
6.Board of Managers. In connection with the transactions contemplated by the Development Services Agreement, the Property Management Agreements and the Asset Management Agreements, the board of managers of Evergreen Residential Holdings, LLC, (“Holdings”) an indirect owner of Service Provider, Manager and Asset Manager, shall appoint to the Holdings board of managers (x) at least one (1) additional manager with property management expertise and (y) at least one (1) additional manager with real estate investment expertise.

6

7.Conflicts. In the event of any inconsistency or conflict between the terms of this Agreement and the Property Management Agreement, the terms of this Agreement shall prevail and control.

7

8.Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
9.Counterparts. This Agreement may be executed by facsimile or email signatures (including in portable document format (PDF), through DocuSign, or in or through any other electronic format) and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.
10.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to principles of conflicts of law.
11.Amendments. This Agreement may only be modified or amended with the prior written consent of all the parties. No waiver shall be deemed to have been granted or created by any course of conduct or acquiescence, and no waiver shall be enforceable against any party hereto unless in writing and signed by the party against which such waiver is claimed.
12.Entire Agreement. This Agreement (together, to the extent applicable, with the Property Management Agreement, the Development Services Agreement, and the Asset Management Agreement) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements, letters and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof.
13.Successors and Assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties hereto; provided, that Manager and Service Provider may assign this Agreement to an affiliate of Manager or Service Provider without the consent of VineBrook, but upon thirty (30) days’ prior written notice to VineBrook, and VineBrook may without the consent of Manager or Service Provider, but upon thirty (30) days’ prior written notice to Manager and Service Provider, assign this Agreement to a NexPoint Controlled Transferee. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties hereto and the predecessors shall not be relieved of their liability for any of their obligations under this Agreement arising prior to the assignment of the Agreement. Assignment of this Agreement, however, shall not serve as an assignment of any Property Management Agreement or the Development Services Agreement, nor impact the Parties rights under those agreements. Notwithstanding anything to the contrary contained herein, the named “VineBrook” entity herein as of the Effective Date shall remain liable for all monetary obligations under Section 2 and Section 5 hereof notwithstanding any assignment of this Agreement by VineBrook.
[Signature pages follow]

8

If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Agreement in the space provided below.

Very truly yours,

MANAGER:

EVERGREEN RESIDENTIAL
MANAGEMENT, LLC, a Delaware limited liability company

By:    /s/ William Lehner
Name: William Lehner
Title: Authorized Signatory

SERVICE PROVIDER:
EVERGREEN DEVELOPMENT SERVICES,
LLC, a Delaware limited liability company

By:    /s/ William Lehner     Name: William Lehner
Title:    Authorized Signatory

[Signatures continue on following page]

[Signature Page to Letter Agreement]

VINEBROOK:

VINEBROOK HOMES OPERATING
PARTNERSHIP, L.P., a Delaware limited partnership

By:    /s/ John Good     Name: John Good
Title: Authorized Signatory

[End of signatures]

[Signature Page to Letter Agreement]

Exhibit A
Legacy Property Schedule

(Intentionally Omitted.)